Exhibit 10.41

FIREBIRD LETTERHEAD

March 15, 2011

Mr. John Prendergast
Chairman and CEO
Avax Technologies, Inc.
2000 Hamilton Street—Suite 204
Philadelphia, PA19130

Re:  Offer to Invest Up to $1.15 Million in AVAX Technologies, Inc.

Dear John:

I am hereby setting forth, on a non-binding basis, the terms and conditions, under which Firebird Global Master Fund (“Firebird”) would be willing to invest up to $1.15 million in AVAX Technologies, Inc. (“AVAX”).  The final terms of this offer (the “Offer”) shall only become binding upon the execution of definitive documentation by and between AVAX and Firebird.   Firebird intends to make its investment in two installments.  No investment shall be made by Firebird if certain conditions precedent, as set forth herein, are not met, unless waived by Firebird.  The Offer shall remain open until March 16, 2011 at 5:00 PM EDT.   The terms of the Offer are as follows:

1.
Firebird will invest up to $1.15 million in the Company by exercising the warrants received in connection with its June 2010 purchase of $1 million in Common Stock and Warrants (the “2010 Firebird Financing”).   The Company agrees that the proceeds are to be used for general working capital purposes and in furtherance of AVAX’s stated objectives to have its recently filed  Form F-10 be declared effective the Securities and Exchange Commission (“SEC”) as soon as practicable, to file a registration statement as discussed in Paragraph 6 below by April 29, 2011, to seek a listing on the Over-the Counter Bulletin Board and to engage, in good faith, in other necessary activities with the goal to raise at least enough capital to obtain, analyze and announce the results of its current O-VAX clinical trials.

2.
On or before Thursday, March 17, 2010, prior to 3:00 pm EDT, Firebird will deliver an executed exercise notice for such number of warrant that will provide AVAX proceeds of approximately $750,000 (the “Initial Funding”) and wire the funds needed to exercise the warrants to AVAX.

3.
Thereafter, on or about the April 30, 2011, AVAX shall request that Firebird exercise warrants from the 2010 Firebird Financing sufficient to fund the coming month’s capital needs (the “Subsequent Financing”) and shall provide Firebird a budget reflecting such month’s capital needs.  It is Firebird’s current intention to fund such monthly capital needs (up to an additional $400,000) if other sources of capital have not been obtained by the AVAX by such time and AVAX achieves certain milestones and goals to be agreed by Firebird and the Company, in good faith, after the Initial Funding, which may include, but shall not be limited to: (i) meeting budgets and/or satisfactorily explaining to Firebird variances therein; (ii) staying reasonably within the timelines established for certain events to occur both operationally and in connection with the contemplated filing of the registration statement and subsequent contemplated public funding of AVAX; (iii) conducting its business affairs in a manner deemed responsible by Firebird; (v) providing Firebird with an comprehensive and accurate portrayal of any fundraising activities, as permitted under law or regulation undertaken to date, and feedback/commentary therefrom, and (iv) promptly providing Firebird with any other information requested by Firebird, provided however, while Firebird shall retain the right to provide the Subsequent Funding or any portion thereof after the Initial Funding, as described above, Firebird shall not have any obligation to do so and may elect not to provide such funding for any reason whatsoever, or by means and on terms and conditions other than the contemplated warrant exercise.

Avax Technologies, Inc.
March 15, 2011

4.	Prior to the Initial Funding all of the following conditions precedent shall be met:
a.
AVAX shall provide Firebird a budget (as well as other relevant financial and operational information) which demonstrates that with $750,000 from the Initial Funding, and absent unforeseen circumstances or circumstances beyond its control, AVAX should be able to take all steps necessary to meet its operational requirements and undertake anticipated necessary fundraising-related activities through April 30, 2011.   AVAX will also provide Firebird an update as to any new material information that it intends to include in any filings with the SEC (including, without limitation, items defined as subsequent events), and shall promptly deliver to Firebird drafts of such filings, should there be material changes to the proposed final documents for its review as soon as practicable.   AVAX will also present to Firebird a schedule, which, on the delivery date, represents its best estimate of the anticipated steps  needed to be undertaken to complete (along with an associated timeline) its contemplated public fundraising.

b.
The Senior Officers and all Directors of AVAX will sign a statement, to be provided to Firebird, that such budget represents AVAX’s best estimate of the funding requirements of the Company to meet the goals set forth above as of the date provided.  Such Officers and Directors will also represent to Firebird in writing that they have undertaken a due diligence review, of appropriate thoroughness and sufficiency as would be reasonably expected from a public company officer or director, with respect to all information provided to Firebird in connection with the information requested in this Paragraph 4.  Each Officer and Director shall further represent to Firebird in writing that to the best of his knowledge, the Company, and each Officer and Director has provided Firebird, in good faith, all material information of which such Person could or should be reasonably aware (as well as a representation that there have been no material omissions) that would be germane to Firebird in making an investment in the Company.  Moreover, each Officer and Director shall represent in writing that it will make known to Firebird any material change in the business, operations, financial position or prospects or any other matter germane to the Subsequent Funding promptly after such Officer becomes aware of such material information and will conduct such due diligence reviews, of appropriate thoroughness and sufficiency as would be reasonably expected from a public company officer or director with respect to making oneself aware of such information on a timely basis given AVAX’s current circumstances.

c.
Firebird shall be satisfied that all securities, including interest thereon, that it believes have not yet been duly delivered to Firebird in respect of any and all prior financings shall have been duly delivered, in form and substance satisfactory to Firebird, prior to the expiration of this Offer.

Avax Technologies, Inc.
March 15, 2011

5.	Prior to any Subsequent Funding, the following conditions precedent must be met, if not waived by Firebird:
a.	AVAX shall have responded to any and all information requests of Firebird;
b.	AVAX will make members of Senior Management available to Firebird prior to the closing to answer any questions regarding any matter germane to Firebird’s investment decision.
c.
The Senior Officers and Directors of AVAX shall execute and provide Firebird a written and signed communication whereby they make representations about information provided to Firebird, their due diligence investigations and other material disclosures (and lack of material omissions in such disclosures) that is similar to that requested in Paragraph 4 above.

6.
Firebird hereby agrees to waive the requirement that AVAX file a registration statement within 5 business days of the effectiveness of the Form 10 and will allow permit AVAX to file such registration statement until April 29, 2011 without incurring the additional 75 basis points of default interest as set forth in the Amendments to the 2008 and 2009 Notes dated October 28, 2010 and Exhibit 10.38 to the Form 10 (the “5 Business Day Waiver”).  Should the Form 10 be declared effective prior to April 29, 2011 and AVAX fails to file a registration statement by April 29, 2011, AVAX shall pay Firebird default interest on the 2008 and 2009 Notes beginning on the date following the fifth business day after the effectiveness of the Form 10.  If the Form 10 is not declared effective by April 29, 2011, the 5 Business Day Waiver shall expire.

7.
Firebird understands that AVAX will not file Amendment 1 to the Form 10 until audited financial statements for the year ending December 31, 2010 have been finalized and incorporated into the Form 10.  AVAX represents that it expects the filing of Amendment 1 to the Form 10 as soon as practicable after March 31, 2011 and will promptly notify Firebird should there be any actual or anticipated delays in this regard.

Avax Technologies, Inc.
March 15, 2011

Please acknowledge the intention of AVAX to accept this Offer prior to its expiration by executing and returning a copy of this letter to me by Wednesday, March 16, 2010 by 5:00 PM EDT via overnight courier, an email (jpassin@fbird.com) or facsimile (212-698-9266).

Sincerely,

FIREBIRD GLOBAL MASTER FUND

/s/ James Passin

James Passin
Director

Acknowledged and Accepted:

AVAX TECHNOLOGIES, INC.

/s/ John Prendergast

John Prendergast
Chief Executive Officer and Executive Chairman